Exhibit 99.1

Name and Address of Reporting Person:	Todd M. Abbrecht
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Fogo de Chao Inc. [FOGO]

Date of Earliest Transaction
Required to be Reported
(Month/Day/Year):	May 23, 2017

Footnotes to Form 4

(1) The shares of the Issuer reported are beneficially owned by:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (Fogo), LLC (“THL Fogo”), THL Equity Fund VI Investors (Fogo) II, LLC (“THL Fogo II,” and together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL Fogo and THL Fogo II, the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

Each of the Reporting Persons is a Managing Director of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC, which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating and the sole manager of THL Fogo and THL Fogo II.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(2) Represents shares of the Issuer sold by the following entities: 364,510 shares sold by THL Equity VI; 246,827 shares sold by Parallel Fund VI; 43,116 shares sold by DT Fund VI; 12,574 shares sold by THL Coinvestment; 2,207 shares sold by THL Operating; 1,781 shares sold by THL Fogo; 198 shares sold by THL Fogo II; 1,897 shares sold by Great West; and 1,890 shares sold by Putnam III.

(3) This amount represents the $14.00 secondary public offering price per share of the Issuer’s common stock.

(4) Represents shares of the Issuer directly held by the following entities following the transaction:  9,260,899 shares held by THL Equity VI; 6,270,987 shares held by Parallel Fund VI; 1,095,420 shares held by DT Fund VI; 319,467 shares held by THL Coinvestment; 56,070 shares held by THL Operating; 45,255 shares held by THL Fogo; 5,025 shares held by THL Fogo II; 48,188 shares held by Great West; and 48,012 shares held by Putnam III.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest.